EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in Charter Communications, Inc.’s Post-effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 (No. 333-41486), Amendment No. 1 to Registration Statement on Form S-3 (No. 333-54394), Registration Statement on Form S-8 (No. 333-36628), Post-effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-56850), and Registration Statement on Form S-8 (No. 333-61358) of our report dated February 11, 2000, with respect to the consolidated financial statements of Charter Communications VI Operating Company, LLC and subsidiaries not separately included in the annual report on Form 10-K of Charter Communications, Inc. for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

Denver, Colorado

March 29, 2002